EXHIBIT 10.13.1
June 30, 2009
Leo Pavliv
707 Walcott Way
Morrisville, NC 27560

Re:	Employment of Leo Pavliv as Senior Vice President, Operations by Cumberland Pharmaceuticals Inc.
Dear Leo:
     Beginning July 1, 2009, this letter agreement, in consideration of your existing employment contract effective January 1, 2009 (the “Agreement”), amends your appointment to Senior Vice President, Operations and sections 1(a).of Compensation as follows:
     1.(a) The Company agrees to pay you on a salary basis for services performed based on an annual rate of two hundred sixty-six thousand dollars ($266,000.00), payable in arrears in equal monthly installments on the last day of each calendar month during the term of this Agreement.

Sincerely yours,

CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ A.J. Kazimi

A.J. Kazimi Chief Executive Officer

Accepted as of the 9th day of July, 2009.

/s/ Leo Pavliv

Leo Pavliv